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                                                                  Exhibit 3.5(a)

                                                                FILED
                                                        In the Office of the
                                                     Secretary of State of Texas

                                                            DEC 1 8 1996

                                                        Corporations Section

                            ARTICLES OF INCORPORATION

                                       OF

                             ALLIANCE CONCRETE, INC.

     The undersigned, CHRISTOPHER G. SHARP, a natural person of the age of eighteen (18) years or more, acting as incorporator of a corporation under the Texas Business Corporation Act, hereby adopts the following Articles of Incorporation for such Corporation.

                                   ARTICLE ONE

                                      NAME

     The name of the Corporation is ALLIANCE CONCRETE, INC.

                                   ARTICLE TWO

                                    DURATION

     The period of its duration is perpetual.

                                  ARTICLE THREE

                                    PURPOSES

     The purposes for which the Corporation is organized are the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                  ARTICLE FOUR

                                 SHARE STRUCTURE

     The aggregate number of shares which the Corporation shall have authority to issue is 1,000,000 shares of the par value of $1.00 each.

                                  ARTICLE FIVE

                            COMMENCEMENT OF BUSINESS

     The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of one thousand dollars ($1,000.00), consisting of money, labor done, or property actually received.


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                                   ARTICLE SIX

                           REGISTERED OFFICE AND AGENT

     The street address of its initial registered office is 1445 MacArthur Drive, Suite 136, Carrollton, Texas 75007, and the name of its initial registered agent at such address is JOHN C. MILLER.

                                  ARTICLE SEVEN

                                    DIRECTORS

     The number of Directors constituting the initial Board of Directors is two
(2), and the names and addresses of the persons who are to serve as Directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:

     GERALD A. BERKHOLD     1404 Dome Tower
                            333 7th Avenue, S.W.
                            Calgary, Alberta
                            Canada T2P 2Z1

     RONALD L. GRAHAM       875 Prospect Street
                            Suite 315
                            LaJolla, CA 92037-4264

                                  ARTICLE EIGHT

                                  INCORPORATOR

The name and address of the incorporator is:

     CHRISTOPHER G. SHARP   Expressway Tower, Suite 520
                            6116 North Central Expressway
                            Dallas, Texas 75206

                                  ARTICLE NINE

                        RESTRICTIONS ON PREEMPTIVE RIGHTS

     No holder of any shares of any class of stock of the Corporation shall, as such holder, have any preemptive or preferential right to receive, purchase, or subscribe to (1) any unissued or treasury shares of any class of stock (whether now or hereafter authorized) of the Corporation, (2) any obligations, evidences of indebtedness, or other securities of the Corporation convertible


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into or exchangeable for, or carrying or accompanied by any rights to receive, purchase, or subscribe to, any such unissued or treasury shares, (3) any right of subscription to or to receive, or any warrant or option for the purchase of, any of the foregoing securities, (4) any other securities that may be issued or sold by the Corporation, other than such (if any) as the Board of Directors of the Corporation, in its sole and absolute discretion, may determine from time to time.

                                   ARTICLE TEN

                           DENIAL OF CUMULATIVE VOTING

     No shareholder shall have the right to cumulate his votes at any election for directors of this Corporation.

                                 ARTICLE ELEVEN

                             LIABILITY OF DIRECTORS

     To the fullest extent permitted by Texas law, no director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for an act or omission in such director's capacity as a director of the Corporation, except for liability arising out of (1) any breach of such director's duty of loyalty to the Corporation or its shareholders; (2) acts by or omissions of such directors which are not in good faith or which involve intentional misconduct or a knowing violation of law; (3) a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of such director's office; (4) an act or omission by such director for which the liability of a director is expressly provided for by statute; or (5) an act by such director relating to an unlawful stock repurchase or payment of a dividend by the Corporation. The foregoing elimination of the liability to the Corporation of its shareholders for monetary damages should not be deemed exclusive of any other rights or limitations of liability or indemnity to which a director may be entitled under any other provisions of the Articles of Incorporation or Bylaws of the Corporation, any contract or agreement with the Corporation, any vote of shareholders and/or disinterested directors of the Corporation, or otherwise. Neither the amendment nor repeal of the Article Eleven, nor the adoption of any provision of the Articles of Incorporation or Bylaws inconsistent with this Article Eleven, shall eliminate or reduce the effect of this Article Eleven in respect of any matter occurring, or any cause of action, suit or claim that accrued or arose prior to such amendment, repeal or adoption of any inconsistent provisions. No amendment or modification or repeal of this Article Eleven by the shareholders of the Corporation shall adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification or amendment.


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     IN WITNESS WHEREOF, the undersigned has executed these Articles of
Incorporation on this 17th day of December, 1996.


                                        /s/ Christopher G. Sharp
                                        ----------------------------------------
                                        CHRISTOPHER G. SHARP


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THE STATE OF TEXAS   Section
                     Section
COUNTY OF DALLAS     Section

     I, a Notary Public, do hereby certify that on this 17th day of December, 1996, personally appeared before me CHRISTOPHER G. SHARP, who being by me first duly sworn, declared to me that he is the person who signed the foregoing document as an incorporator, and that the statements therein contained are true.


(KATHERINE HUFFMAN LOGO)                /s/ Katherine Huffman
  MY COMMISSION EXPIRES                 ----------------------------------------
      June 19, 2000                     NOTARY PUBLIC, STATE OF TEXAS


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